UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	March 1, 2004

SCOPE INDUSTRIES

(Exact name of Registrant as specified in its charter)

California	1-3552	95-1240976
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

233 Wilshire Boulevard, Suite 310, Santa Monica, California	90401-1206

(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code (310) 458-1574

(Former name or former address, if changed since last report.)

FORM 8-K/A
SCOPE INDUSTRIES
CURRENT REPORT

     This is an amendment to the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 1, 2004, (the “Original Filing”) by Scope Industries in connection with the disposition of its wholly owned subsidiary Scope Beauty Enterprises, Inc. (d/b/a Marinello Schools of Beauty) to B & H Education, Inc. (“B & H”). This amendment is being filed to amend Item 2 of the Original Filing to clarify the basis of the purchase price adjustment. Set forth below, is the amended text of Item 2.

Item 2. Acquisition or Disposition of Assets.

     On March 1, 2004, Scope Industries (“Scope”) sold all the outstanding shares of its wholly owned subsidiary Scope Beauty Enterprises, Inc. to B & H for a purchase price of $8,250,000. The purchase price consists of a $1,237,500 deposit into an escrow account, a cash payment of $4,125,000 and $2,887,500 pursuant to a three-year floating rate promissory note. The purchase price is subject to adjustment based upon the amount that total adjusted assets exceed total liabilities or total liabilities exceed total adjusted assets on February 29, 2004. Adjusted assets shall be determined in accordance with generally accepted accounting principles and shall include cash, inventories, prepaid expenses, prepaid supplies, current and non-current accounts receivable (without regard to allowance for doubtful accounts) and current and non-current notes receivable (without regard to allowance for doubtful accounts). The excess of adjusted assets or liabilities will be added to/or subtracted from the promissory note, as the case may be. Scope believes that the adjusted assets will exceed liabilities at February 29, 2004, subject to an audit of the financial statements as of that date. The purchase price was determined through arms length negotiations between the management of Scope and B & H.

     The sale was effected by the transfer of ownership of all the shares of Scope Beauty Enterprises, Inc. to B & H. The terms of the sale provide that B & H has a 90-day rescission period in the event that certain federal and state education regulatory and accrediting agency approvals cannot be obtained.

     Scope Beauty Enterprises, Inc., with approximately 800 students operates 13 schools in leased premises in Southern California and Southern Nevada where cosmetology and manicuring are taught to students who pay tuition

     The purchaser, B & H, is a Delaware corporation. B & H and its shareholders have no relationship with Scope or any director or officer of Scope, or any affiliates of any of Scope’s officers or directors.

FORM 8-K/A

CURRENT REPORT

SCOPE INDUSTRIES

SIGNATURES

     Pursuant to the requirements of the Security and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCOPE INDUSTRIES
March 4, 2004	By:	/s/ ERIC M. IWAFUCHI
(Date) Eric M. Iwafuchi, Vice President,
Chief Financial Officer and Secretary

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